Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 21, 2019 (the “Effective Date”), is by and between Corvus Consulting, LLC (the “Company”), and Laurie Buckhout (“Employee”).

RECITALS

A.           The Employee is Trustee of The Buckhout Charitable Remainder Trust which is selling the Company to BioNovelus, Inc. (“BioNovelus”).

B.            The Company and Employee desire to enter into this Agreement relating to Employee’s employment by the Company to assist the Company through a transition period during which the Company will be seeking a permanent Chief Executive Officer (“CEO”) and to terminate any prior agreements for employment that may have been in place with Employee.

C.            In addition to the capitalized terms defined elsewhere in this Agreement, capitalized terms used herein shall have the definitions ascribed thereto in Section 14.

AGREEMENT

In consideration of the mutual covenants of the parties hereto as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.             Employment. The Company shall employ Employee, and Employee hereby agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending four (4) years from the date of this Agreement (the “Employment Period”), subject to earlier termination as provided herein.

2.	Position and Duties.

(a)          Position. Employee shall serve as the Chief Executive Officer of the Company for 90 days and thereafter as the Chief Revenue Officer of the Company. Upon termination of employment hereunder for any or no reason, Employee will resign from each such position or office and will sign such documentation as reasonably necessary to effectuate such resignation.

(b)          Duties. During the Employment Period, Employee shall devote all of Employee’s business time and attention (except for permitted vacation periods and periods of illness or incapacity) and Employee’s good faith efforts to the business and affairs of the Company Group to achieve the following principal goals: (i) assist in finding a successor Chief Executive Officer (“CEO”); (ii) assist in finding a successor for the current COO; (iii) transition key relationships to the successor CEO; (iv) provide input on the value of future Company acquisitions consistent with BioNovelus’ acquisition strategy; (v) identify potential acquisition targets that may become known through networking or other events; and (vi) confer with BioNovelus’ President & CEO on the West Point Cyber Center of Excellence. During the Employment Period, Employee will (i) perform Employee’s duties faithfully and to the best of Employee’s abilities and (ii) comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, code of conduct and business ethics as are from time to time in effect (as the same may be amended or modified from time to time by the Board in its discretion). Employee hereby agrees that, during the Employment Period, Employee’s services will be rendered exclusively to the Company, and Employee may not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person, whether or not compensated, except as may otherwise be explicitly permitted by the Board (or its authorized designee) in writing, provided, however, that Employee may serve on the board of one or more for-profit or not-for-profit entities if such service does not conflict with the business interests of BioNovelus.

(c)          Board of Directors. Employee shall be appointed to the BioNovelus Board of Directors within ten (10) days following the date of this Agreement.

3.             Termination. The Employment Period (a) shall automatically terminate upon (i) Employee’s death, (ii) upon Employee’s Disability or (iii) the consummation of a Sale of the Company, (b) may be terminated by the Company at any time for any reason or no reason (whether for Cause or without Cause) by giving Employee written notice of such termination and (c) may be terminated by Employee at any time by giving the Company’s written notice of such termination at least fifty (50) days in advance of the Termination Date, unless such notice is waived in writing by the Company (in which case such termination shall be effective as of the date set forth in such waiver or such other date designated by the Company). The date that the Employment Period expires or is terminated for any reason (including by virtue of delivery of an Expiration Notice) is referred to herein as the “Termination Date”.

4.	Base Salary and Benefits.

(a)          Base Salary. During the Employment Period, Employee’s base salary shall be $275,000 per year (the “Base Salary”). The Base Salary may be increased but not decreased in the sole discretion of the Board. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.

(b)          Expenses. During the Employment Period, the Company will reimburse Employee for all reasonable travel and other expenses incurred by Employee in connection with the performance of Employee’s duties and obligations under this Agreement. Employee shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time for its senior executives generally. With respect to any such reimbursements that are taxable to Employee, such reimbursements shall (i) be paid in accordance with the Company’s normal reimbursement procedures as in effect from time to time, but in no event later than the last day of the taxable year following the taxable year in which the expense giving rise to such reimbursement was incurred, (ii) for any taxable year, not affect the expenses eligible for reimbursement in a different taxable year and (iii) not be subject to liquidation or exchange for other benefits.

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(c)          Other Benefits. During the Employment Period, Employee will be entitled to participate in all employee benefit plans or programs (other than any management incentive plan of the Company pursuant to which equity securities may be issued to officers, managers, directors and employees of, and consultants to, any member of the Company) and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now existing or later established by the Company (other than any equity incentive plan or severance arrangement) on a substantially similar basis as other senior executives of the Company and subject to the terms and conditions set forth in such plans and programs as in effect from time to time. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as such amendment or termination is applicable to all salaried employees or all senior executives, as the case may be.

(d)          Taxes. All compensation payable to Employee hereunder shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts, if required by law to be withheld.

5.	Severance.

(a)          Termination without Cause or for Good Reason. Subject to the terms and conditions of this Section 5, if the Employment Period is terminated by the Company without Cause or by Employee for Good Reason at any time, Employee shall be entitled to receive her full four (4) years of her Base Salary minus any payments made previously (e.g. if terminated without cause 18 months into her service, she receives 30 months severance, not 48 months) (the “Severance Payments”), and, except as set forth in this Section 5(a) or in Section 5(c), the Company’s obligation to make any other payments or provide any other benefits under this Agreement shall cease as of the Termination Date. When used herein, the “Severance Period” means the earlier of (x) the period ending on the twelve (12)-month anniversary of the Termination Date and (y) the date on which the Employment Period would have expired had the Employment Period not been terminated earlier by the Company without Cause or by Employee for Good Reason. Employee shall forfeit the compensation and other benefits otherwise payable to Employee pursuant to this Section 5(a) unless, prior to the date on which the first payment would otherwise be payable pursuant to this Section 5(a) (and in any event within sixty (60) days after receipt of such Separation Document (as hereinafter defined)), Employee executes and delivers to the Company (and does not revoke or breach), a complete mutual release (i) by Employee in favor of each member of the Company Group and their affiliates, and their respective equity holders, officers, managers, directors, employees, lenders, principals and attorneys, and (ii) by the Company in favor of Employee and her successors and assigns in a form reasonably acceptable to both the Company and Employee.in favor of each member of the Company Group and their affiliates, and their respective equity holders, officers, managers, directors, employees, lenders, principals and attorneys, in a form reasonably acceptable to the Company (the “Separation Document”); provided, however, that if the sixty (60)-day period (together with any applicable consideration and revocation periods) begins in one (1) calendar year and ends in a second calendar year, then regardless of the date on which the Separation Document is actually executed, the Severance Payments (if owed) will be paid in such second calendar year no later than ten (10) days after the last day of such sixty (60)-day period (or, if later, upon the expiration of the applicable consideration and revocation periods), subject to the Company’s ability to accelerate such payments to the extent it would not result in a violation of Code Section 409A. If Employee breaches or revokes the Separation Document provided pursuant to the previous sentence, then Employee shall promptly repay to the Company all amounts paid to Employee pursuant to this Section 5(a) prior to such revocation. If Employee is terminated without Cause or Employee terminates her employment for Good Reason, the Severance Payments shall be made in one lump sum ninety (90) days following the date of termination.

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(b)          Other Termination. If the Employment Period is terminated (i) as a result of the death of Employee pursuant to Section 3(a)(i), (ii) upon the Sale of the Company pursuant to Section 3(a)(iii) or (iii) by the Company for Cause or by Employee (other than for Good Reason), except as set forth in Section 5(c), the Company’s obligation to make any other payments or provide any other benefits to Employee under this Agreement shall cease as of the Termination Date. If the Employment Period is terminated by the Company after a determination of a Disability pursuant to Section 3(a)(ii), the Company shall be obligated to pay Employee’s salary and benefits for an additional six (6) months following the date of termination.

(c)          Other Benefits. Except (i) as required by law, (ii) as specifically provided in this Section 5, (iii) for the payment of earned but unpaid Base Salary, (iv) for the reimbursement of unreimbursed business expenses pursuant to Section 4(c), and (v) for the payment of earned but unpaid bonus for any fiscal year ended prior to the Termination Date, the Company’s obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date. All of Employee’s rights to fringe benefits and bonuses hereunder (if any) which would accrue or become payable after the termination of the Employment Period shall cease upon such termination.

(d)          Termination of Severance. Without limiting the foregoing remedies, if Employee commits a breach of any of the provisions of Sections 6 through 10, the Company shall no longer be obligated to make any payments pursuant to this Section 5, and Employee shall promptly repay any of such payments made pursuant to this Section 5.

(e)          Offset. At the time any amount would otherwise become due to Employee pursuant to this Section 5, the Company may, to the extent permitted by applicable law, offset any amounts Employee owes to any member of the Company Group pursuant to any written agreement, note or other instrument relating to indebtedness for borrowed money to which Employee is a party or pursuant to any other liability or obligation by which Employee is bound against any amounts the Company owes Employee hereunder. Any amounts owed to Employee hereunder that constitute “non-qualified deferred compensation” (within the meaning of Code Section 409A(d)(1)) shall, to the extent permitted by applicable law, be subject to the offset in this Section 5(f) only if such offset is not taken until the payment from which such offset is to be taken would otherwise be due to Employee pursuant to this Agreement.

(f)           Reversal of Determination. If matters constituting Cause become known to the Company within fifty (50) days after the Termination Date, then the Company may, by delivery of written notice to Employee, treat such termination as being with Cause, and Employee shall promptly, but in any event within five (5) business days following delivery of such notice, return all amounts received by Employee pursuant to this Agreement that Employee would not have been entitled to receive had the Employment Period been terminated by the Company for Cause as of the Termination Date.

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(g)          Section 409A. The Company and Employee intend for the Severance Payments set forth in this Section 5 to comply with all applicable provisions of Section 409A of the Code. The Company and Employee agree to construe and interpret this Agreement such that the Severance Payments will be in compliance with Code Section 409A, to the extent permitted by law.

(h)          Six-Month Delay. It is intended that the Severance Payments shall be exempt from Code Section 409A as “separation pay due to involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii) or any other applicable exemption under Code Section 409A). However, if it is determined that (i) Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), and (ii) such payments constitute a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, then notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation on account of such separation from service and that would otherwise be payable during the six (6) month period after such separation from service will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period ends.

6.             Confidential Information. Employee acknowledges that the information, observations and data obtained by Employee while associated with any member of the Company Group (including, without limitation, trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, and information concerning acquisition opportunities and targets in or reasonably related to any member of the Company Group’s business or industry) including, in each case, such information, observations and data obtained prior to the date of this Agreement concerning the business or affairs of any member of the Company Group and its affiliates (collectively, “Confidential Information”) are the property of such entity and agrees that such entity has a protectable interest in such Confidential Information. Therefore, Employee agrees that Employee shall not (during the Employment Period or at any time thereafter) disclose to any unauthorized person or use any such Confidential Information without the prior written consent of the Board unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the industry other than as a result of Employee’s acts or omissions in breach of this Agreement, (b) are required to be disclosed by judicial process or law (provided that Employee shall give prompt advance written notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment) or (c) are in furtherance of Employee’s duties under Section 2(b). Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product which Employee may then possess or have under Employee’s control. Employee understands and acknowledges that nothing in this Agreement prohibits or limits Employee or Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, the Financial Industry Regulatory Authority, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that Employee is not required to advise or seek permission from the Company before engaging in any such activity. Employee recognizes that, in connection with any such activity, Employee must inform such authority that the information Employee is providing is confidential. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

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7.             Inventions and Patents. Employee hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, recipes, formulas, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are or were conceived, reduced to practice, developed or made by Employee while engaged by, employed by, or associated with, any member of the Company Group and (b) either that (i) relate to the actual or anticipated business, research and development or existing or future products or services of any member of the Company Group, or (ii) are or were conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of any member of the Company Group (including, without limitation, any intellectual property rights) (“Work Product”), to the extent allowable under applicable law. Employee shall promptly disclose such Work Product to the Board and perform, at the Company’s expense, all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

8.             Non-Competition. In further consideration of the compensation to be paid to Employee hereunder and the consideration paid to Employee for selling the Company to BioNovelus, Employee acknowledges that in the course of Employee’s employment with the Company, Employee is and will become familiar with trade secrets and other Confidential Information concerning the Company Group and that Employee’s services will be of special, unique and extraordinary value to the Company Group. Therefore, Employee hereby covenants and agrees that, during the Employment Period and for the greater of (i) 12 months after the date on which Employee is no longer collecting salary or severance from the Company or Company Group or (ii) until November 21, 2023 (the “Restricted Period”), Employee shall not, without prior express written approval by the Board, or if Employee is terminated prior to the end of the Employment Periodand the BioNovelus CEO determines that Employee is not providing services for a Competing Business (defined below), such permission not to be unreasonably withheld:

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directly or indirectly through any other Person or Persons (whether for compensation or otherwise):

(a)          own or hold any debt or equity interest in, manage, operate, control, consult with, render services for, or engage, join or participate in the ownership, management, operation or control of, or furnish any capital or loans to, any Person engaged in or actively pursuing the Business (a “Competing Business”), either as an owner, officer, general or limited partner, principal, proprietor, joint venturer, shareholder, director, member, manager, investor, lender, agent, employee, consultant, trustee, affiliate or otherwise; or

(b)          provide to any Competing Business (whether as owner, officer, general or limited partner, principal, proprietor, joint venturer, shareholder, director, member, manager, investor, agent, employee, consultant, trustee, affiliate or otherwise) any executive, managerial, strategic or business development services similar to those services that Employee provided to any member of the Company Group during Employee’s employment with the Company.

Employee acknowledges and agrees that the provisions in this Section 8 shall operate throughout the United States, Canada, and any NATO country in which the Company conducts at least 5% of its business in terms of gross revenues at the time Employee’s employment under the terms of this Agreement is terminated. Nothing herein shall prohibit Employee from being a passive owner of not more than one percent (1%) of the outstanding securities of any publicly traded company engaged in a Competing Business, so long as Employee has no active participation in such Competing Business. In addition, Employee agrees and acknowledges that the potential harm to any member of the Company Group of its non-enforcement outweighs any harm to Employee of its enforcement by injunction or otherwise. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to their necessity. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and geographical area and that this Section 8 is ancillary to the sale of the Company from the Buckhout Charitable Remainder Trust to BioNovelus.

9.             Non-Interference. Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly:

(a)          solicit (or participate as an employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which solicits) business from any Person that is or was a customer, client, distributor, supplier or vendor of any member of the Company Group during the two (2)-year period preceding the date of such solicitation, or from any successor in interest to any such Person, in each case, for the purpose of securing business or contracts related to the Business or any portion thereof; or

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(b)          employ, engage or recruit, solicit, contact or approach for employment or engagement (or participate as an employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business that employs, engages or recruits, solicits, contacts or approaches for employment or engagement) any Person that served as an employee, independent contractor or consultant of any member of the Company Group within the two (2) years immediately preceding such action, or otherwise seek or attempt to influence or alter any such Person’s relationship with any member of the Company Group, provided, however, that .Employee shall not be prohibited from employing or engaging any employee who, after being separated from the Company for at least 90 days, initiates contact with Employee without any actions, directly or indirectly, by Employee to prompt such contact. In any litigation regarding such issue, Employee shall bear the burden of proof that such contact was indeed initiated by such employee and shall be required to provide phone, email, and text records to prove such initial contact.

10.           Non-disparagement. During the Employment Period or at any time thereafter, neither the Company nor Employee shall directly or indirectly: (i) make any oral or written statement (including via the internet or social media) that disparages or places any member of the Company Group (including any of its past or present officers, employees, products or services) or Employee in a false or negative light or otherwise induce or attempt to induce any Person to cease doing business with any member of the Company Group or Employee, reduce its business or not increase its business with any member of the Company Group or Employee, not grant new business to any member of the Company Group or Employee, or in any way interfere with the relationship between such Person and any member of the Company Group, or (ii) encourage or assist any Person who may or who has filed a lawsuit, charge, claim or complaint against any member of the Company Group or Employee; provided, however, that nothing herein shall prevent the Company Group or Employee from responding to a lawful subpoena or complying with any other legal obligation, in each case, to the extent required by law. If the Company or Employee receives any subpoena or becomes subject to any legal obligation that implicates this Section 10, the Company or Employee will provide prompt written notice of that fact to the relevant members of the Company Group (as set forth in Section 15) or Employee and enclose a copy of the subpoena and any other documents describing the legal obligation. Section 10(i) shall not apply to communications between Employee and her immediate family so long as Employee’s immediate family keeps such communications strictly confidential.

11.           Enforcement. If, at the time of enforcement of any of Sections 6 through 10, a court or an arbitrator holds that the duration, scope or area restrictions stated therein are unreasonable under the circumstances then-existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for and obtain specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy). Employee agrees that the restrictions contained in Sections 6 through 10 are reasonable.

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12.           Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee and the execution of the Company’s business plan by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement, nonsolicitation agreement or confidentiality agreement with any other person or entity, (iii) Employee shall not use any confidential information or trade secrets of any third party in connection with the performance of Employee’s duties hereunder and (iv) this Agreement constitutes the valid and binding obligation of Employee, enforceable against Employee in accordance with its terms. Employee hereby acknowledges and represents that Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.

13.          Survival. Sections 5 through 12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

14.	Definitions.

“Board” means the Board of Managers of Corvus Consulting, LLC.

“Business” means (i) the business of providing for the Department of Defense cybersecurity staffing , (ii) any other material business conducted by any member of the Company Group at any time during the Employment Period or (iii) any business that any member of the Company Group has entered into a letter of intent or agreement at any time during the Employment Period to commence or acquire.

“Cause” shall include the following:

(a)          a willful or grossly negligent material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Consultant and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(b)          the commission by Consultant of any act of embezzlement, fraud, larceny or theft on or from the Company;

(c)          substantial and continuing gross neglect or inattention by Consultant of its duties under this Agreement or the willful misconduct or gross negligence of Consultant in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach; and

(d)          the commission by and indictment of Consultant of any crime involving moral turpitude or a felony.

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“CEO” means the Chief Executive Officer of the Company Group.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means BioNovelus, the Company, and any of their respective Subsidiaries, affiliates, or parent companies as set forth in the public filings of BioNovelus.

“Disability” means Employee’s inability to fulfill Employee’s duties under this Agreement for sixty (60) consecutive days or ninety (90) days in any one hundred eighty (180)-day period due to a mental or physical illness, as determined by a physician selected through the mutual decision of a representative of the Company and a doctor selected by Employee.

“Good Reason” means:

(a)          The relocation of Employee’s principal office more than seventy-five (75) miles from the Washington, DC metropolitan area, unless such new office is within 50 miles from Employee’s then-permanent residence;

(b)          A material breach of this Agreement by the Company; or

(c)          A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

Employee may terminate her employment for Good Reason only by giving the Board prior written notice of termination for Good Reason within 30 days after Employee first becomes aware of the event or condition first giving rise to such Good Reason, and such notice shall become effective thirty (30) days after the date of the notice, unless the Company cures the circumstances that constitute Good Reason within thirty (30) days following the date of the notice, in which case the notice will be of no further effect.

“Corvus” means Corvus Consulting LLC, a Virginia based limited liability company.

“LLC Agreement” means that certain Limited Liability Company Agreement of Corvus.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, for purposes hereof, any Person which is consolidated with the Company in its financial statements prepared in accordance with U.S. generally accepted accounting principles, consistently applied, shall be deemed to be a Subsidiary of the Company and any indirect subsidiary of a Person shall be deemed to be a Subsidiary of such Person. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

15.           Notices. Any notice provided for in this Agreement must be in writing and must be either (a) personally delivered, (b) delivered by a recognized overnight courier service (charges prepaid) or (c) by email, with receipt acknowledged, to the recipient at the address below indicated:

If to the Company:

Corvus Consulting, LLC

9812 Falls Road, #114-299

Potomac, MD 20854

Email:

If to Employee:

Laurie Buckhout

See signature page hereto

With a copy to:

Culhane Meadows PLLC

1101 Pennsylvania Avenue, N.W.

Suite 300

Washington, D.C. 20004

Attn: Ernest Stern, Esq.

Email: estern@cm.law

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one (1) business day after date of delivery to the overnight courier if sent by overnight courier or (z) the date such notice is delivered by email, receipt confirmed by recipient.

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16.	General Provisions.

(a)          Severability. Except as provided in Section 11, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable in any respect under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(b)          Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have been related to the subject matter hereof in any way.

(c)          Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of executed signature pages hereof by electronic transmission (including a facsimile or .pdf file) shall constitute effective and binding execution and delivery of this Agreement.

(d)          Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the Company and Employee.

(e)          Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(f)           No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(g)          Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns; provided, however, that the rights and obligations of Employee under this Agreement shall not be assignable other than to (a) any affiliate of the Company Group or (b) any purchaser of all or substantially all of the assets of any member of the Company Group.

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(h)          Governing Law. This Agreement shall be construed in accordance with the internal laws, but not the law of conflicts, of the Commonwealth of Virginia. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Employee’s employment hereunder that is not otherwise subject to arbitration, the parties: (i) agree to submit to the exclusive jurisdiction of the federal or state courts or agencies located in Chicago, Illinois; (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

(i)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

(j)           Arbitration. Except as expressly provided otherwise in this Agreement, in the event of any controversy between the parties hereto arising out of, or relating to, this Agreement, including, without limitation, any controversy concerning the negotiation, validity or enforceability of this Agreement and any dispute as to whether a particular controversy is subject to arbitration, which cannot be settled amicably by the parties hereto, such controversy or dispute shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the JAMS Comprehensive Arbitration Rules, by a panel of three (3) arbitrators; provided that, notwithstanding the foregoing, each of the parties hereto shall be entitled to seek a temporary restraining order and any other emergency injunctive relief, from a court of competent jurisdiction, restraining the other party from committing or continuing any violation of the provisions hereof until such time as the controversy is adjudicated in arbitration; provided further, that monetary damages for any breach of this Agreement shall be determined pursuant to this subsection. If the parties hereto are unable to agree on the selection of an arbitration panel, then the arbitration panel shall be appointed by JAMS according to its rules on arbitrator selection, which appointment shall be made within ten (10) days of JAMS’ receipt of notice from a party that the parties are unable to agree on an arbitration panel. Any party hereto may institute such arbitration proceeding by filing the required documents with the arbitration service and giving written notice to the other party hereto. A hearing shall be held by the arbitrator at JAMS’ facilities located in Washington, DC within thirty (30) days of the arbitration panel’s appointment. The decision of the arbitrators shall be final and binding upon all parties and shall be rendered pursuant to a written decision which contains a detailed recital of the arbitrators’ reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq.

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(k)          Information Requests. At any time during the Restricted Period, any member of the Company Group may request that Employee supply such information as it deems reasonably necessary to ascertain whether Employee has complied with, or has violated any provision of Sections 6 through 10. Any such request for information will be delivered in accordance with Section 15. Employee shall furnish the requested information to the applicable member of the Company Group within a reasonable time, but not later than twenty (20) business days, following the receipt of such request.

(l)           Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either (i) shall be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Employee’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, the Company Group and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

CORVUS CONSULTING, LLC

By:
Name: Mark C. Fuller
Title: President and CEO

EMPLOYEE:

Laurie Buckhout

Address: 15416 Kentwell Circle
Centreville, VA 20120
Email: laurie.buckhout @gmail.com